EXHIBIT 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
PURE BIOFUELS CORP.

Pursuant to NRS Sections 78.385, 78.390 and 78.403, Pure Biofuels Corp. (the “Corporation”) hereby submits the following for the purpose of amending and restating its Articles of Incorporation. These Amended and Restated Articles of Incorporation amend, restate, supersede and replace in their entirety all Articles of Incorporation previously filed on behalf of the Corporation and all amendments thereto. These Amended and Restated Articles of Incorporation were adopted by a majority of the voting power of the stockholders of the Corporation pursuant to NRS Section 78.390(1)(b).

ARTICLE 1
NAME

The name of the Corporation is Pure Biofuels Corp.

ARTICLE 2
REGISTERED AGENT

The name and street address of the registered agent of the Corporation in the State of Nevada is Incorp Services, Inc., 3155 East Patrick Lane, Suite 1, Las Vegas, Nevada 89120.
ARTICLE 3
PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Nevada. Without in any way limiting the foregoing and by way of illustration, not limitation, the Corporation shall power the power to:

(a) hold, purchase and convey real and personal property and to mortgage, lien or lease any such real and personal property. The power to hold real and personal property shall include the power to take the same by devise or bequest in the State of Nevada or in any other state, territory or country; and

(b) enter into partnerships, general or limited, or joint ventures, or to enter into any relationship with any other person in connection with any lawful activities.

ARTICLE 4
CAPITAL STOCK

1.  Classes and Number of Shares. The Corporation is authorized to issue two classes of stock. One class of stock shall be Common Stock, par value $0.001. The second class of stock shall be Preferred Stock, par value $0.001. The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the Board of Directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications, limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the Board of Directors.

The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

Class	Par Value	Authorized Shares
Common	$0.001	250,000,000
Preferred	$0.001	1,000,000

Totals:		251,000,000

2. Powers and Rights of Common Stock.

(a)
Preemptive Rights. No stockholders of the Corporation holding Common Stock shall have any preemptive or other right to subscribe for any additional un-issued or treasury shares of stock or for other securities of any class, or for rights, warrants or options to purchase stock, or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges unless so authorized by the Corporation.

(b)
Voting Rights and Powers. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of the Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of the Common Stock standing in his or her name.

(c)	Dividends and Distributions.

(i)
Cash Dividends. Holders of Common Stock shall be entitled to receive such cash dividends as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(ii)
Other Dividends and Distributions. The Board of Directions may issue shares of the Common Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up of the shares of the Common Stock.

(iii)
Other Rights. Except as otherwise required by the Nevada Revised Statutes and as may otherwise be provided in these Amended and Restated Articles of Incorporation, each share of the Common Stock shall have identical powers, preferences and rights, including rights in liquidation.

3. Issuance of the Common Stock. The Board of Directors may from time to time authorize by resolution the issuance of any or all shares of the Common Stock herein authorized in accordance with the terms and conditions set forth in these Amended and Restated Articles of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration all as the Board of Directors in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law. The Board of Directors, from time to time, also may authorize, by resolution, options, warrants and other rights convertible into Common Stock (“Securities”). The Securities must be issued for such consideration, including cash, property, or services, as the Board of Directors may deem appropriate, subject to the requirement that the value of such consideration be no less than the par value of the shares issued. Any shares issued for which the consideration so fixed has been paid or delivered shall be fully paid stock and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon, provided that the actual value of such consideration is not less than the par value of the shares so issued. The Board of Directors may issue shares of the Common Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up of the shares of the Common Stock only to the then holders of the outstanding shares of the Common Stock.

4. Cumulative Voting. Except as otherwise required by applicable law, there shall be no cumulative voting on any matter brought to a vote of stockholders of the Corporation.

ARTICLE 5
ADOPTION OF BYLAWS

In the furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, rescind, alter or amend in any respect the Bylaws of the Corporation (the “Bylaws”).

ARTICLE 6
BOARD OF DIRECTORS

The Corporation will be governed by a Board of Directors. The number of directors may from time to time be increased or decreased in the manner provided in the Corporation’s bylaws.
ARTICLE 7
AMENDMENTS TO ARTICLES OF INCORPORATION

The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by applicable law and all rights conferred on stockholders herein granted subject to this reservation.

ARTICLE 8
DIRECTOR AND OFFICER LIABILITY; INDEMNIFICATION

1. No Personal Liability. The personal liability of the directors and officers of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of the Nevada Revised Statues and particularly NRS Section 78.138(7) thereof, as the same may be amended and supplemented.

2. Indemnification. The Corporation shall, to the fullest extent permitted by the provisions of the Nevada Revised Statutes and particularly NRS Section 78.7502, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under such section from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified persons may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in any other capacity while holding such office, and shall continue as to persons who have ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation shall pay or otherwise advance all expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as such expenses are incurred and in advance of the final disposition of the action, suit or proceeding, provided that the indemnified officer or director undertakes to repay the amounts so advanced if a court of competent jurisdiction ultimately determines that such officer or director is not entitled to be indemnified by the Corporation. Nothing herein shall be construed to affect any rights to advancement of expenses to which personnel other than officers or directors of the Corporation may be entitled under any contract or otherwise by law.

* * * * *

In Witness Whereof, the undersigned has executed these Amended and Restated Articles of Incorporation of Pure Biofuels Corp. as of November 19, 2007.

/s/ Steven Magami
Steven Magami, President